Exhibit 99.1

Contact:	David W. Sharp
(713) 361-2630

For release August 9, 2004, 6 a.m. CT

HORIZON OFFSHORE REPORTS SECOND QUARTER RESULTS

HOUSTON-(August 9, 2004)-Horizon Offshore, Inc. (NASDAQ: HOFF) reported a net loss for the quarter ended June 30, 2004 of $(16.2) million, or $(0.60) per share-diluted. This compares with a net loss of $(4.1) million, or $(0.15) per share-diluted, for the second quarter of 2003.

For the second quarter of 2004, gross profit was a $(1.0) million loss on revenues of $44.9 million, compared to a $(0.8) million loss on revenues of $57.9 million for the second quarter of 2003. Pre-tax loss was $(15.7) million, with income tax expense of $0.5 million for the second quarter of 2004, compared with pre-tax loss of $(10.3) million and an income tax benefit of $(6.2) million for the same quarter last year. The tax provision for 2004 relates to foreign taxes on income generated from international operations. Included in the tax benefit for the second quarter of 2003 is a research and development tax credit of $(3.0) million.

The Company reported a net loss of $(26.9) million, or $(1.00) per share-diluted for the six months ended June 30, 2004 compared to a net loss of $(7.0) million, or $(0.27) per share-diluted for the six months ended June 30, 2003.

The loss for the second quarter of 2004 is attributable to a number of factors. Horizon's domestic operations generated losses due to low utilization levels caused by the continuing competitive market conditions and unusually adverse weather in the U.S. Gulf of Mexico during the first half of 2004. During the second quarter of 2004, management committed to a plan to sell three marine construction vessels and a cargo barge in response to the lower levels of utilization. Discussions with potential buyers have indicated a decline in market value of two of the marine vessels held for sale, and the Company recorded a $2.6 million impairment loss on assets held for sale during the quarter ended June 30, 2004.

A fire on the Gulf Horizon on May 18, 2004, while on tow from the U.S. Gulf of Mexico to Israel, also contributed to the increased operating loss. The diversion of the Sea Horizon from its scheduled work in Southeast Asia to replace the Gulf Horizon on the Israel Electric Corporation (IEC) contract, and the loss of this scheduled work in June 2004 adversely affected the Company's operations in this geographic area. The Sea Horizon is expected to return to Southeast Asia after completion of the IEC project.

Losses from domestic and Southeast Asia operations were partially offset by profits from the Mediterranean and Latin America operations as work began on the contracts for IEC and Pemex. However, project delays on the Pemex project caused some revenues to be deferred from the second quarter into the last half of 2004. Both of these projects are estimated to be substantially complete during the fourth quarter of 2004.

The Company continues to negotiate collection of significant outstanding receivables, and the lack of settlement from Pemex, Iroquois and Williams has continued to impact its liquidity. Horizon met its cash needs through the second quarter of 2004 with proceeds of $59.9 million from the issuance of 16% and 18% Subordinated Notes in March and May 2004, respectively. It is critical for the Company to stay on budget and meet its cash flow forecasts for projects in order to provide sufficient cash from operations to meet its liquidity needs for the remainder of 2004.

"Our corporate efforts will focus on strengthening our financial position through debt refinancing and an equity offering. We have begun discussions with potential lenders and with the holders of our subordinated notes regarding a refinancing and the terms and structure of this transaction. Operationally, we must execute our current projects efficiently and maximize cash generated from operations. We also are actively bidding new projects in order to increase the utilization level and profitability of our vessels while continuing to reduce our operating cost structure." said Bill J. Lam, President and Chief Executive Officer.

Horizon and its subsidiaries provide marine construction services for the offshore oil and gas and energy industries in the U.S. Gulf of Mexico, West Africa, Southeast Asia, Latin America, and the Mediterranean. The Company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: the Company's substantial amount of debt, high reliance on external sources of financing and improved cash flow to meet its obligations and reduce its existing debt, resolution of the Company's outstanding claims against Pemex and others; industry conditions and volatility; prices of oil and gas; the Company's ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission.

Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements often identified with words like "should", "expects", "believes", "anticipates", "may", "could", etc., contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

Comparative Tables Follow:

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Horizon Offshore, Inc.

Summary Financial and Operating Data

(Unaudited)

(In thousands, except share and per share data)

Three Months Ended June 30,	Six Months Ended June 30,
	2004	2003	2004	2003
Income Statement Data:
Contract revenues	$ 44,932	$ 57,928	$ 87,415	$ 124,989
Cost of contract revenues	45,963	58,678	88,570	123,205
Gross profit (loss)	(1,031)	(750)	(1,155)	1,784
Selling, general and administrative expenses	5,433	6,481	11,274	11,899
Impairment loss on assets held for sale	2,568	--	2,568	--
Operating loss	(9,032)	(7,231)	(14,997)	(10,115)

Other:
Interest expense, net of amount capitalized	(6,721)	(2,106)	(10,458)	(3,649)
Interest income	14	10	28	21
Loss on debt extinguishment	-	(868)	(165)	(868)
Other income (expense), net	80	(89)	22	(131)

Net loss before income taxes	(15,659)	(10,284)	(25,570)	(14,742)
Income tax provision (benefit)	536	(6,227)	1,323	(7,737)
Net loss	$ (16,195)	$ (4,057)	$ (26,893)	$ (7,005)

Earnings (loss) per share:
Net loss per share - basic and diluted	$ (0.60)	$ (0.15)	$ (1.00)	$ (0.27)

Weighted average shares used in computing net loss per share:
Basic and diluted	27,087,771	26,417,147	26,815,196	26,402,438

Other Non-GAAP Financial Data:
Adjusted EBITDA(1)	$ (2,276)	$ (3,029)	$ (4,422)	$ (1,820)

Adjusted EBITDA calculation is as follows:
Net loss	$ (16,195)	$ (4,057)	$ (26,893)	$ (7,005)
Income tax provision (benefit)	536	(6,227)	1,323	(7,737)
Net interest expense	6,707	2,096	10,430	3,628
Depreciation and amortization	4,108	5,159	8,150	9,294
Non-cash impairment on assets held for sale	2,568	--	2,568	--
Adjusted EBITDA	$ (2,276)	$ (3,029)	$ (4,422)	$ (1,820)

(1)	Horizon calculates adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization) as net income or loss excluding income taxes, net interest expense, depreciation and amortization and impairment on assets held for sale. Net income or loss includes revenues for services for which non-cash consideration is received. Adjusted EBITDA is not calculated in accordance with Generally Accepted Accounting Principles (GAAP), but is a non-GAAP measure that is derived from items in Horizon's GAAP financials and is used as a measure of operational performance. A reconciliation of the non-GAAP measure to Horizon's income statement is included. Horizon believes adjusted EBITDA is a commonly applied measurement of financial performance by investors. Horizon believes adjusted EBITDA is useful to investors because it gives a measure of operational performance without taking into account items that Horizon does not believe relate directly to operations or that are subject to variations that are not caused by operational performance. This non-GAAP measure is not intended to be a substitute for GAAP measures, and investors are advised to review this non-GAAP measure in conjunction with GAAP information provided by Horizon. Adjusted EBITDA should not be construed as a substitute for income from operations, net income (loss) or cash flows from operating activities (all determined in accordance with GAAP) for the purpose of analyzing Horizon's operating performance, financial position and cash flows. Horizon's computation of adjusted EBITDA may not be comparable to similar titled measures of other companies.